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EXHIBIT 3.2


                                AMENDMENT TO THE
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                            VIANET TECHNOLOGIES, INC.

         This is to certify that the following Amendment to the Certificate of Incorporation of Vianet Technologies, Inc. (the "Company"), was adopted by the Board of Directors of the Company and approved by the stockholders eligible to vote and holding the requisite number of shares pursuant to the provisions of the General Corporation Law of the State of Delaware, as amended, and to that end, does by this Amendment to the Certificate of Incorporation set forth the following:

1. Article FOURTH of the Certificate of Incorporation is hereby amended by replacing the paragraph to Article FOURTH with the following:

         "FOURTH: 1. The total number of shares which the corporation shall have authority to issue is 760,000,000, all of which have a par value of $0.001; 750,000,000 of said shares are Common Stock and 10,000,000 of said shares are Preferred Stock.

                  2. The powers, preferences and rights, and the qualifications, limitations and restrictions of the Corporation's Common Stock and Preferred Stock are as follows:

                  (a) holders of the Corporation's Common Stock as a class, have equal ratable rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor and are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, are not redeemable and have no pre-emptive or similar rights; and holders of the Corporation's Common Stock have one non-cumulative vote for each share held of record on all matters to be voted on by the Corporation's stockholders.

                  (b) the shares of Preferred Stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. The Board of Directors is hereby expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of Preferred Stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware."

2. This Amendment to the Certificate of Incorporation has been duly executed in accordance with Section 103 of the General Corporation Law of the State of Delaware.

I, THE UNDERSIGNED, being the President of the Company hereinabove named, for the purpose of amending the Certificate of Incorporation of the Company, pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand and seal this day of December 28, 2001.


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/s/ Robert Logan, President